As filed with the Securities and Exchange Commission on April 30, 1998

                         Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           Hollywood Productions, Inc.
               (Exact name of Registrant as specified in Charter)

      Delaware                                       5130                                                 11-3871821
     (State of                                       (Primary standard industrial                         I.R.S. employer
     Incorporation)                                  classification code)                                 identification No.

                               14 East 60th Street
                               New York, NY 10022
               (Address and telephone number of Principal Offices)

                           Harold Rashbaum, President
                               14 East 60th Street
                               New York, NY 10022
                                 (212) 688-9223
            (Name, Address and Telephone Number of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

     If any of the securities being registered on this Form S-3 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================

  Title of each class                                      Proposed maximum          Proposed maximum         Amount ofregistration
    of securities               Amount to be Registered    Offering price             Offering price(1)                 fee
  to be registered                                          Per Share (1)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,                     1,280,350                $3.375                     4,321,181                    $1,490.00
$.01 par value
------------------------------------------------------------------------------------------------------------------------------------

Totals...........                                                                     4,321,181                    $1,490.00
====================================================================================================================================


     (1) Total estimated solely for the purpose of determining the registration fee, based on the closing price ($3.375) reported by a market maker on April 24, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CROSS REFERENCE SHEET

     Item in Form S-3                                                           Prospectus Caption

 1.  Forepart of the Registration                                               Cover Page and Cover Page of Registration
     Statement and Outside Front                                                Statement
     Cover Page of Prospectus

 2.  Inside Front and Outside                                                   Continued Front Page
     Back Cover Pages of
     Prospectus

 3.  Summary Information, Risk                                                  Prospectus Summary, Risk Factors
     Factors and Ratio of Earnings
     to Fixed Charges

 4.  Use of Proceeds                                                            Summary

 5.  Determination of Offering                                                  Plan of Distribution, Cover Page, Risk
     Price                                                                      Factors

 6.  Dilution                                                                   Risk Factors

 7.  Selling Security-Holders                                                   Selling Stockholders

 8.  Plan of Distribution                                                       Cover Page, Plan of Distribution

 9.  Description of Securities                                                  Incorporation of Certain Documents by
     to be Registered                                                           Reference

10.  Interests of Named Experts                                                 Legal Opinions, Experts
     and Counsel

11.  Material Changes                                                           Prospectus Summary

12.  Incorporation of Certain                                                   Incorporation of Certain Documents by
     Information by Reference                                                   Reference

13.  Disclosure of Commission Position                                          Item 15. Indemnification of
     on Securities Act Liabilities                                              Officers and Directors



                                      Subject to Completion Dated April 30, 1998

PROSPECTUS
                                1,280,350 SHARES

                           Hollywood Productions, Inc.

                                  COMMON STOCK


           This Prospectus covers the sale of up to 1,280,350 shares (the AShares@) of common stock, par value $.01 per share (the ACommon Stock@), of which 980,350 shares are being offered by the Company=s principal stockholder, European Ventures Corp. and 300,000 shares are being offered by investors in the Company=s private placement offering in February 1998, somettimes referred to herein as the ASelling Stockholders@. The shares may be sold from time to time in negotiated transactions, at fixed prices, which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Company will not receive any of the proceeds from the sale of any securities sold by the Selling Stockholders. See APlan of Distribution.@

           The Company's Common Stock and Warrants is quoted on the Nasdaq SmallCap Stock Market (ANasdaq@) under the symbols AFILM@ and AFILMW@, respectively. Quotation on Nasdaq does not imply that there is a meaningful sustained market for the Common Stock or that if one is developed that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Common Stock will be available for trading in the over-the-counter market on the OTC Bulletin Board. See AMarket for Common Equity.@

                  THE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."

                     THESE SECURITIES HAVE NOT BEEN APPROVED
                  OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
               COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    The date of this Prospectus is April __, 1998.

         The Selling Stockholders will be required to represent that they have knowledge of Rule 10b-6 and 10b-7 promulgated under the Exchange Act of 1934, as amended (the AExchange Act@), which proscribe certain manipulative and deceptive practices in connection with a distribution of securities.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the ACommission@). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The  following  documents,   heretofore  filed  by  the  Company  with  the
Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

     2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998; and

     3. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997; and

     4. The Company's Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 1997; and

     5. The Company's Report on Form 8-K dated January 29, 1997; and

     6. A description of the Company's securities is contained in the Company's registration statement on Form 8-A filed July 29, 1996.

     7. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (1) above, are incorporated herein by reference.

     Each document filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Hollywood Productions, Inc., 14 East 60th Street, New York, NY 10022, telephone (212) 688-9223.

                                     SUMMARY

     The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives effect to the 1-for-3 reverse stock split in February 1998.


     Hollywood Productions, Inc. (the ACompany@) is a Delaware Corporation, which was organized in December, 1995. The Company was formed for (i) the purpose of acquiring screen plays and producing independent motion pictures with budgets ranging between $1,000,000 to $3,000,000, using named talent and (ii) to acquire Breaking Waves, Inc., a New York corporation (ABreaking Waves@). The Company consummated a public offering of its securities in September 1996 at which time it sold 800,000 shares of Common Stock and 1,600,000 Warrants and received net proceeds of $3,813,294. Unless the context otherwise requires, all references to the ACompany@ include its wholly owned subsidiary, Breaking Waves.

     The Company formed a wholly-owned subsidiary, DL Production, Inc. in April 1996 to finance, produce and distribute a motion picture based on the ADirty Laundry@ screen play. In March 1995, the Company entered into a property acquisition agreement and a co-production agreement with Rogue Features, Inc., an unaffiliated entity, to acquire the rights to and co-produce a motion picture of the Dirty Laundry screenplay ADirty Laundry@. Pursuant to the terms of the purchase agreement and production agreement, the Company provided all but $100,000 of the financing for the production of Dirty Laundry. The Company completed the filming of Dirty Laundry in June, 1996 and completed the editing in December, 1996. The Company is presently seeking to obtain distribution for Dirty Laundry and has entered into an agreement with Trident Licensing Inc., with respect to its distribution abroad. D.L. Production, Inc., was dissolved in November 1997, at which time all rights title and interest in Dirty Laundry was transferred to the Company.

     In April 1998 the Company entered into a co-production agreement with Norfolk Films, Inc. (ANorfolk@) for the production of a new film entitled Battle Studies. The Company and Norfolk have agreed to form a limited liability company to finance, produce and distribute the film, which commenced production on April 20, 1998. The film was written and is being directed and co-produced by Efraim Horowitz. The film is a contemporary ghost story about power, greed, love and Leornardo Da Vinci=s lost notebook. The estimated budget is approximately $440,000 of which the Company has committed to fund 50%. In accordance with the terms of the co-production agreement the proceeds of the film will be distributed first to reimburse 135% of the costs of the picture and the remaining proceeds shall be distributed 60%, 40% to Norfolk and the Company, respectively.

     Simultaneously with the closing of the Company=s initial public offering in September 1996 the Company acquired Breaking Waves, pursuant to a stock purchase agreement, dated May 31, 1996 (the AAgreement@) entered into between Hollywood Productions, Inc. and the prior stockholders of Breaking Waves. Breaking Waves designs, manufactures and distributes a line of private label girls swimwear and accessory items, including ABreaking Waves,@ AAll Waves,@ AMaking Waves,@ ASmall Waves@ and a line of a brand name label called ADaffy Waterwear.@ The Daffy Waterwear label is used pursuant to a licensing agreement between the Company and Beach Patrol, Inc. The Company sells its swimwear and accessory items through its showroom sales staff and through independent sales representatives. The Company's customers include the Dillard and Federated department store groups as well as Kids R Us, Sears, Wal-Mart, T.J. Maxx and Marshalls.

     The Company has also entered into a licensing agreement with Kawasaki to use the trademark AJet Ski@ for a line of girl=s, boy=s and men=s swimwear. AJet Ski@ is the brand name used for all of Kawasaki=s personal watercraft though out the world. The license agreement commenced July 1, 1997 and shall continue through May 31, 1999. In addition, the Company has the right to extend the agreement for an additional one-year period. Under the terms of the agreement, the Company shall pay to Kawasaki 5% of the net sales price of the goods sold under this line.

     The Company's executive offices are located at 14 East 60th Street, Suite 402, New York, New York 10022. Breaking Waves has a showroom is located at 112 West 34th Street, New York, New York 10016 and leases an office at 8410 N.W. 53rd Terrace, Miami, Florida 33166. The Company's telephone number at its principal office is (212) 688-9223.

                                  The Offering


Securities Outstanding:

        Common Stock(1)                                      2,336,944   Shares
        Warrants                                             1,466,667


 Risk Factors                                                This offering involves a high degree of risk.  See Risk Factors.

 Use of Proceeds                                             All of the proceeds of this Offering will be paid to the respective
                                                             Selling Stockholders and none of the proceeds will be received by the
                                                             Company. All the expenses of this Offering will be paid by the Company.

NASDAQ Symbols (2)                                           Common Stock   -       FILM
                                                             Warrants       -       FILMW




     (1) Does not give effect to the issuance of (I) 1,466,667 shares of Common Stock reserved for issuance upon the exercise of the Warrants; (ii) 83,333 shares of Common Stock reserved for issuance under the Company's 1996 Senior Management Incentive Plan; or (iii) 50,000 shares of Common Stock reserved for issuance upon the grant of options underlying the Non-Executive Director Stock Option Plan.

     (2) Quotation on Nasdaq does not imply that there is a meaningful market for the Company's securities or that if a market develops, that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Company's securities will be available for trading on the OTC Bulletin Board.

                                  RISK FACTORS

         An investment in the securities offered hereby are speculative and involve a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be carefully considered before purchasing the securities offered by this Prospectus. The purchase of the securities offered hereby should not be considered by anyone who cannot afford the risk of loss of their entire investment.

         Statements contained in this registrations statement which are not historical facts may be considered forward looking information with respect to plans, projections, or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected.


Risks Associated with the Company's Film Business

         1. No  Significant  Operating  History;  Accumulated  Deficit;  Limited
Experience of Management. Prior to the acquisition and production of Dirty Laundry and the acquisition of Breaking Waves the Company, had limited operations, consisting primarily of its formation and the consummation of its initial public offering. The Company's officers had limited experience, prior to the production of Dirty Laundry of assessing the potential of a screenplay, producing a motion picture, or in distributing and marketing a motion picture. The lack of experience of management may adversely affect the operations of the Company and ultimately, the value of an investment in the Company. In addition, the likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a business with a limited operating history and the competitive environment in which the Company operates. Further, there can be no assurances that the Company's management will be able to successfully implement its business plan or that unanticipated result in increased costs, material delays in its implementation or ability to implement such plan. As of March 31, 1998 the Company had an accumulated deficit of $78,461, which could adversely affect the Company's ability to conduct its operations. See AManagement.@

         2. No Guarantee of Return of Initial Investment; No Assurances of the Receipt of Revenues; Need for Additional Capital. The co-production agreements for Dirty Laundry and Battle Studies provide that the Company and the co-producer shall have the right to recover 100% and 135%, respectively, of their investment with respect to the production costs of the films from revenues, if any, from the release, distribution and exploitation of the film. The Dirty Laudry agreement requires the first proceeds to be paid $50,000 to each of Jay Thomas and Tess Harper pursuant to their participation agreements. Additional proceeds received shall be distributed pursuant to the terms of the agreements. To date the Dirty Laundry has generated revenues of $150,000 pursuant to its licensing agreement with Trident Licensing, Inc.


         The production release of a motion picture is subject to numerous uncertainties, and there can be no assurance that the Company's strategy will be successful, that its release schedule will be met or that it will achieve its financial goals. There can be no assurance that any revenues will be realized from the distribution of the Dirty Laundry or Battle Studies, or any motion picture produced by the Company, therefore, there can be no assurances that an investment in the production of a motion picture will be repaid. Even in the event revenues are generated from the distribution of a film, there can be no assurances that the Company will receive any of such revenues, due to revenue sharing rights of artists and creative personnel in additional to arrangements with other investors. In addition, in the event that the Company receives revenues from the distribution of a film, there can be no assurances that such revenues will be sufficient to return to the Company the full amount of its investment in the Dirty Laundry or Battle Studies or that future motion pictures acquired, produced and released by the Company will earn sufficient revenues to repay any investment or cost incurred in their production. Though aggregate revenues in the film industry from all markets are substantial, the costs of producing films are also substantial. The combination of these and other factors has caused a large portion of films produced to be unprofitable.

     The Company estimates that between 36 and 52 weeks will elapse between the commencement of expenditures by the Company in the acquisition of a screenplay, the production of a motion picture and the release of such film. Additionally, it is anticipated that no revenues will be received from the exploitation of such film for an additional period of between 16 weeks and 36 weeks thereafter, if at all. Therefore, the Company may not have the capital needed, at times, for production or distribution costs of additional films due to the delay in the receipt of revenues from its prior investments.

         3. High Costs of Motion Picture Production; Likelihood of going over Budget. The Company anticipates that the motion pictures it produces will cost between $1,000,000 and $3,000,000, depending on the film. The likelihood of the success of each film and the Company's ability to stay on budget and on schedule for each film must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the production of a motion picture. Dirty Laundry went approximately $250,000 over budget. Due to unforeseen problems and delays including; illness, weather, technical difficulty and human error, most films go over budget. In addition, the lack of experience of management in this industry, the limited operating history and capital of the Company, and the competitive environment in which the Company operates, may cause increased expenses due to mistakes and delays in the production of the films.

         4. Inability to Obtain Distribution of the Films; Consumer Preferences. The success of a film in theatrical distribution, television, home video and other ancillary markets is dependent upon public taste which is unpredictable and susceptible to change. The theatrical success of a film may also be significantly affected by the number and popularity of other films then being distributed. Accordingly, it is impossible for anyone to predict accurately the success of any film at the time it enters production. The production of a motion picture requires the expenditure of funds based largely on a pre-production evaluation of the commercial potential of the proposed project. The Company has spent approximately $300,000 for the costs of marketing and distribution of Dirty Laundry and has only recouped $150,000 in distribution revenues.

         There is intense competition within the film industry for exhibition time at theaters, as well as for distribution in other media, and for the attention of the movie-going public and other viewing audiences. Competition for distribution in other media is as intense as the competition for theatrical distribution and not all films are licensed in other media. There are numerous production companies and numerous motion pictures produced, all of which are seeking full distribution and exploitation. Despite the large number of films produced, only a small number of films receive widespread consumer acceptance, and thereby account for a large percentage of total box office receipts. See ABusiness - Competition in Film Industry.@

     5. Labor disputes in Film Industry. Most screenwriters, performers, directors and technical personnel who will be involved in the films are members of guilds or unions which bargain collectively with producers on an industry-wide basis from time to time. Any work stoppages or other labor difficulties could delay the production of the films, resulting in increased production costs and delayed return of investments. See ABusiness - Employees.@

         6. Competition in Film Industry. The Company will be in competition with other which produce, distribute and exploit and finance films, some of which have substantial financial and personnel resources, which are greater and more extensive than the Company's. These companies include the major film studios, including Disney, Universal, MGM, and Sony as well as the television networks. There is substantial competition in the industry for a limited number of producers, directors, actors and properties, which are able to attract major distribution in all media and all markets throughout the world. See ABusiness - Competition in Film Industry.@

Risks Associated with the Company's Swimwear Business

         7. Cyclical Apparel Industry; Dependence on Single Product Line. The apparel industry is a cyclical industry, with consumer purchases of swimwear and accessory items and related goods tending to decline during recessionary periods when disposable income is low. Accordingly, a prolonged recession would in all likelihood have an adverse effect on the operations of the Company. Some of the Company's customers, including large retail department store chains, have in recent years experienced financial difficulties and some have filed for protection under Chapter XI of the federal bankruptcy laws. The Company is unable to predict what effect, if any, the financial difficulties encountered by such retailers and other customers will have on the Company's future business. Additionally, the Company currently operates in only one segment of the apparel industry, girl=s swimwear and is therefore dependent on the demand for such goods. Decreases in the demand for swimwear products would have a material adverse affect on the Company's business. The Company it is in the process of expanding its operations and market segment to include boy=s and men=s swimwear. See- Entrance into New Market Segment.@

         8. Uncertain Fashion Trends; Inability to Keep Pace with Consumer's Changing Preferences. The Company believes that its success depends in substantial part on its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. The Company designs its swimwear lines during the months from January to March each year for delivery of products between November and May of the following year. The Company is anticipating in advance consumer preferences for the following year. There can be no assurance, however, that the Company will be successful in this regard. If the Company misjudges the market for any of its products, it may be faced with unsold finished goods, inventory and work in process, which could have an adverse effect on the Company's operations.

         9. Entrance into New Market Segment and New Product Line. The Company presently operates in only one segment of the apparel industry, specifically girl=s swimwear, in which it has operated for many years. The Company entered into a licensing agreement with Kawasaki to use the trademark AJet Ski@ for a line of girl=s, boy=s, and men=s swimwear. The Company=s production and marketing of boy=s and men=s swimwear is an entrance into a new market segment for its products. In addition, the Company has not previously marketed any of its products under the Jet Ski name. There can be no assurance that the Company will be successful in this market segment or with this new line. If the Company misjudges the market for this market segment or new line, it may be faced with unsold finished goods, inventory and work in process, which could have an adverse effect on the Company's operations.

         10. Dependence on Suppliers. The swimwear designs are principally sent to a manufacturer, Zone Company, Ltd., in Korea, which Company provides the knitting and printing for approximately 65% of the fabrics ordered by the Company. Previously during fiscal 1997 and 1996 this company provided approximately 19% and 95% knitting and printing. Once the fabrics are produced, they are principally shipped to P.T. Kizone International, Inc., a company in Indonesia which company sews the garments into finished products. This company provided 95% and 71% of the Company's sewing needs for the years ended December 31, 1997 and 1996, respectively. Although the management of Breaking Waves is of the opinion that there are numerous manufacturers of fabrics and companies which provide sewing on similar terms and prices, there can be no assurances that management is correct in such belief. The unavailability of fabrics or the sewing thereof at current price levels could adversely affect the operations of the Company.

        11. Risks Associated with Concentration of Customers. For the years ended December 31, 1997 and 1996, Breaking Waves has two and two customers which comprise 36% and 12%, and 16% and 12% of net sales, respectively. For the three months ended March 31, 1998 and 1997, Breaking Waves had four and two customers which comprise 16%, 15%, 11%, and 10%; and 23% and 14% of net sales, respectively. Some of the Company's customers, including large retail department store chains, have recently experienced financial difficulties and some have filed for protection under the federal bankruptcy laws. The Company is unable to predict what effect, if any, the financial difficulties encountered by such retailers and other customers will have on the Company's future business. The loss of either customer or any group of customers could have a material adverse affect on the Company's results of operations.

         12. Seasonality of Business Operations. The Company believes that its business may be considered seasonal with a large portion of its revenues and profits being derived between December and June for shipments being made between November and May. Each year from June to November the Company engages in the process of designing and manufacturing the following seasons swimwear lines, during which time the Company incurs the majority of its expenses, with limited revenues. There can be no assurances that revenues received during December to June will support the Company's operations for the rest of the year.

         13. Competition in Swimwear Industry. The Company's business is highly competitive, with relatively insignificant barriers to entry and with numerous firms competing for the same customers. The Company is in direct competition with local, regional, national and international swimwear manufacturers, many of which have greater resources and more extensive distribution and marketing capabilities than the Company. Competitive factors include quality, price, style, design, creativity, originality and service at the wholesale level. In addition, many large retailers have recently commenced sales of Astore brand@ products, which compete with those sold by the Company. Management believes that the Company's market share is insignificant in the markets in which it sells. See ABusiness - Competition.@

         14. Protection of Intellectual Property. The Company relies on common law trademarks for use of its private label swimwear lines. In addition, the Company has entered into a licensing agreements with Beach Patrol, Inc. and Kawasaki, to use the trademarks ADaffy=s Waterwear and AJet Ski@, respectively.@ In the event the Company, Beach Patrol, Inc. or Kawasaki, breaches their licensing agreement and the Company is unable to continue to use the trademarks, the loss thereof may adversely affect the Company's operations. The Company has also filed to register additional trademarks in the United States, which applications are currently pending. There can be no assurance that such additional trademarks will be registered or if registered, that such marks, as well as the Company's registered mark or marks licensed by the Company will be adequately protect against infringement. In addition, there can be no assurance that the Company will not be found to be infringing on another company's trademark.

     In the event the Company finds another party infringing upon its trademark, if registered, or is found by another company to be infringing upon such company's trademark, there can be no assurances that the Company will have the financial means to litigate such matters.

Risks Relating to the Offering

         15. Non-U.S. Residence of Principal Stockholder May Result in Special Risks. Ilan Arbel, is the sole officer and director of European Ventures Corp. (AEVC@), a British Virgin Island corporation, a Selling Securityholder and the majority stockholder of the Company. Substantially all of the assets of EVC are or may be located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon any of such persons or affiliates, or to enforce against any of them any judgments that may be obtained in the United States courts predicated upon the civil liability provisions of the Act, or the Exchange Act. In addition, there can be no assurance that foreign courts would enforce such judgments, either predicated upon the civil liability provisions of the federal securities laws or otherwise.

         16. Indemnification of Officers and Directors. As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation. See AManagement.@

         17. Limited Public Market for Securities. At present there is a limited public market for the Company's Securities. There is no assurance that a regular trading market will develop, or if one does develop, that it will be sustained for any period of time. Therefore, purchasers of the Company=s securities may be unable to resell such securities at or near their original offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans even if a regular trading market develops. The underwriter of the Company's public offering, was a dominant influence in the market for the Company's securities until February 1997. In February 1997, Euro-Atlantic=s clearing firm WS Clearing Corp., ceased operations, which froze all the accounts of Euro-Atlantic including its client=s accounts and firm trading account. Euro-Atlantic ceased operations immediately thereafter. The market for the Company's securities have been significantly affected and may continue to be affected by the loss of Euro-Atlantic's participation in the market. The loss of Euro-Atlantic's market making activities of the Company's securities has decreased significantly the liquidity of an investment in such securities. Since the ceasing of operations by the Underwriter, the Company considers the Underwriting Agreement and Underwriter's Warrant Agreement terminated.

     18. No Dividends and None Anticipated. The Company has not paid any dividends nor, because of its present financial status and its contemplated financial requirements, does it contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. See ADividend Policy.@

     19. Increase Public Float Through Shares Available for Resale. A total of 2,336,944 shares of Common Stock have been issued by the Company of which 1,367,294 shares may be deemed Arestricted securities@ (as such term is defined in Rule 144 issued under the Act) and, in the future, may be publicly sold only if registered under the Act or pursuant to an exemption from registration. Of the restricted shares 1,280,350 shares are being registered for resale in accordance with this Registration Statement and all but 14,444 of the remaining restricted shares have been held for in excess of one year and therefore are eligible for resale in accordance with Rule 144. Any sales under Rule 144 or pursuant to this registration statement would, in all likelihood, have a depressive effect on the market price for the Company's Common Stock and Warrants.

     20. Possible Future Dilution. The Company has authorized capital stock of 20,000,000 shares of Common Stock, par value $.001 per share. Inasmuch as the Company may use authorized but unissued shares of Common Stock without stockholder approval in order to acquire businesses, to obtain additional financing or for other corporate purposes, there may be further dilution of the stockholders' interests.

     21. Restrictions on Exercise of Warrants; Necessity for Updating Registration Statement. The Warrants offered hereby are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. The Company has filed a post-effective amendment, which was declared effective on September 24, 1997, whereby the Warrants may be exercised. The Company has undertaken to use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there is no assurance that it will be able to do so. The Company will notify all Warrantholders and its transfer agent that the Warrants may not be exercised in the event there is no current prospectus.

     22. Possible delisting of Securities from NASDAQ System; Risks of Low Priced Stocks. In August 1997 Nasdaq increased its maintenance whereby in order to continue to be listed on Nasdaq, the Company is required to maintain (i) net tangible assets of at least $2,000,000, (ii) a minimum bid price of $1.00, (iii) two market makers, (iv) 300 stockholders, (v) at least 500,000 shares in the public float and (vi) a minimum market value for the public float of $200,000. In the event the Company's Securities are delisted from Nasdaq, trading, if any, in the Securities would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's Securities. The Company has applied for a listing on Nasdaq of the Securities being offered hereby. Quotation on Nasdaq does not imply that a meaningful, sustained market for the Company's Securities will develop or if developed, that it will be sustained for any period of time.

     23. Penny Stock Regulation. Broker-dealer practices in connection with transactions in Apenny stocks@ are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their securities.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information at March 31, 1998 and as adjusted to reflect the sale of the shares of Common Stock by the Selling Stockholders.

                                                     Shares of
                                                     Common Stock                                Shares          Percentage of
Name & Address of                                    Owned Prior                Shares           Owned After     Shares Owned
Stockholder                                          to the Offering            Offered          Offering        After Offering (1)
-----------------                                    ----------------           --------         ------------    ------------------

European Ventures Corp. (2)                            980,350                  980,350          0                           0
P.O. Box 47
Road Town, Tortola, British
Virgin Islands

Full Moon Development, Inc.                            105,000                  105,000          0                           0
c/o Valorinvest SA
Via Contonale, #16
Lugano, Switzerland

Volcano Trading, Inc.                                   95,000                  95,000           0                           0
c/o Valorinvest SA
Via Contonale, #16
Lugano, Switzerland

American Telecom Corp.                                 100,000                  100,000          0                           0
448 West 16th Street
New York, NY 10048
------------------------------------------

     (1) Does not give effect to the issuance of (i) 1,466,667 shares of Common Stock reserved for issuance upon the exercise of the Warrants; (ii) 83,333 shares of Common Stock reserved for issuance under the Company's 1996 Senior Management Incentive Plan; or (iii) 50,000 shares of Common Stock reserved for issuance upon the grant of options underlying the Non-Executive Director Stock Option Plan.

     (2) Harold Rashbaum is the father-in-law of Ilan Arbel, the sole officer and director of EVC, and Alain Le Guillou.


Plan of Distribution for the Securities of the Selling Securityholders

          This Prospectus covers the offering of 1,280,350 shares of Common Stock owned by the Selling Stockholders. See ASelling Stockholders.@ This Prospectus shall be delivered by said Selling Securityholders upon the sale of any securities by said holders. The shares of Common Stock and the shares of Common Stock issuable upon the exercise of such Options, may be sold, from time to time by the Selling Securityholders. Sales of such securities or even the potential of such sales at any time may have an adverse effect on the market prices of the Securities offered hereby. See ARisk Factors.@

         The sale of the securities by the Selling Securityholders may be effected from time to time in negotiated transactions, at fixed prices which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Selling Securityholders may effect such transactions by selling directly to purchasers or to or through broker-dealers which may act as agents or principals, including in a block trade transaction in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the securities, as applicable, for which such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock and/or by the Selling Securityholders might be deemed to be Aunderwriters@ within the meaning of Section 2(11) of the Act. In that connection, the Company has agreed to indemnify the Selling Securityholders and the Selling Securityholders has agreed to indemnify the Company, against certain civil liabilities including liabilities under the Act.

         At the time a particular offer of its securities is made by or on behalf of the Selling Securityholders, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commission or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

         Under the Securities Exchange Act of 1934, as amended (the AExchange Act@), and the rules and regulations thereunder, any person engaged in a distribution of Company's Securities offered by this Prospectus may not simultaneously engage in market-making activities with respect to such Company securities during the applicable Acooling off@ period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of Company securities by the Selling Securityholders.

Reports to Shareholders

     The Company has adopted December 31 as its fiscal year end. The Company will furnish annual reports to its shareholders containing audited consolidated financial statements, together with an opinion by independent certified public accountants. In addition, the Company may, in its discretion, furnish to shareholders interim quarterly reports containing unaudited financial information.

                                 LEGAL OPINIONS

     Legal matters relating to Shares of Common Stock offered hereby will be passed on for the Company by its counsel, David S. Klarman, Esq.

                                     EXPERTS

     The consolidated financial statements of the Company for the years ended December 31, 1997 and 1996 included in Form 10-KSB for the Company's fiscal year ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by Scarano & Tomaro PC, Independent Certified Public Accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended with respect to the shares of Common Stock to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, some of which is incorporated by reference from prior filings of the Company. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement and all reports incorporated herein by reference, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C., 20549.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         Registration Fee                                                                        $   1,490.00
         Accounting Fees                                                                              2,500.00  (1)
         Legal Fees                                                                                  10,000.00  (1)
         Printing Fees                                                                                2,500.00  (1)
         Miscellaneous                                                                                36,490    (1)
                                                                                                 ---------------
         Total                                                                                   $  20,000.00  (1)


(1)      Estimated.

Item 15.  Indemnification of Directors and Officers.

     As permitted under the Delaware Corporation Law, the Company's Certificate of Incorporation and By-laws provide for indemnification of a director or officer under certain circumstances against reasonable expenses, including attorneys fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a director or officer. In addition, the Company's charter documents provide for the elimination of directors' liability to the Company or its shareholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law or illegal personal gain.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

         The following exhibits are hereby filed with the Commission with the Company's Registration Statement on Form S-3, dated June 27, 1997. * to be filed on Form SE.

  5.0                      -        Opinion of David S. Klarman, Esq.
10.27*                     -        Co-Production Agreement for Battle Studies
23(a)                      -        Consent of Scarano & Tomaro, PC
23(b)                      -        Consent of David S. Klarman, Esq. is included in the opinion filed as Exhibit 5.0

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any addition or deletion of a managing Underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, on the 27th day of April, 1998.

                                                     Hollywood Productions, Inc.



                                            By:       \s\ Harold Rashbaum
                                                     Harold Rashbaum
                                                     Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



\s\ Harold Rashbaum                         Chief Executive Officer                                       04/27/98
Harold Rashbaum                             President and director                                        Date



\s\ Robert DiMilia                          Vice President and Director                                   04/27/98
Robert DiMilia                                                                                            Date


\s\ James Frakes                             Director                                                     04/27/98
James Frakes                                                                                              Date


\s\ Alain A. Le Guillou, M.D.                Director                                                     04/27/98
Alain A. Le Guillou, M.D.                                                                                 Date
